Exhibit 10.3
EMPLOYMENT AGREEMENT
     Employment Agreement (this “Agreement”) dated as of November 14, 2006 (the “Effective Date”), by and between Internap Network Services Corporation (the “Company”) and Jack Waterman (“Executive”) (collectively the “Parties”). This agreement becomes effective upon the closing of the merger (the “Merger”) contemplated by that certain Agreement and Plan of Merger, dated as of October 12, 2006, by and among the Company, Ivy Acquisition Corp., and VitalStream Holdings, Inc. (the “Merger Agreement”). This Agreement supersedes in its entirety the Employment Agreement dated as of October 12, 2006, which is hereby terminated. This Agreement shall be null and void upon the termination of the Merger Agreement.
     1. Position and Duties. Executive shall serve as President for the Company, with such duties, authorities and responsibilities as are commensurate with such position. Executive shall report to the Company’s Chief Executive Officer (“CEO”) and shall work from the Company’s offices in Costa Mesa, California.
     2. Base Salary. Executive shall receive an annual base salary of $375,000 (“Base Salary”). Payment of Base Salary shall be subject to standard payroll tax withholdings and deductions. Executive’s Base Salary shall be paid semi-monthly in accordance with the Company’s standard payroll practices. Executive’s Base Salary may be increased from time to time by the CEO in consultation with the Company’s Board of Directors or the Compensation Committee of such Board of Directors (in either case, the “Board”) in their sole discretion.
     3. Performance-Based Bonus. You will be eligible to participate in the Internap’s annual incentive plan as in effect for any calendar year during the Term (“Incentive Plan”), which is based on the achievement of company goals established by senior management and approved by the Board of Directors, as well as your individual performance. Your initial bonus opportunity under the Incentive Plan will be up to 50% of your annual base salary, subject to the terms of the Incentive Plan and pro-rated for the length of your employment by Internap as a portion of the full fiscal year.
     4. Equity Compensation. The Company and Executive acknowledge that the CEO shall recommend to the Board that the Company issue to Executive an initial restricted stock award consisting of shares of the Company’s common stock having an aggregate value as of the date of issuance equal to $1,000,000, subject to the determination of the Board in its sole discretion and to the terms and conditions of the relevant plan(s) and related restricted stock agreement(s) (the “Awards”), provided that if the grant is not made within 30 days after the closing of the Merger, any transfer restrictions not mandated by Rule 145 under the Securities Act of 1933, as amended, of the Affiliate Agreement shall terminate.
     5. Employee Benefits. Executive shall be entitled to participate in all employee benefit, welfare and other plans and programs generally applicable to other senior executives of the Company. Except as provided herein, the Company reserves the right to modify Executive’s benefits from time to time, as it deems necessary, so long as they remain consistent with those of generally applicable to other senior executives. Company will continue to pay on behalf of Executive a car allowance payment equivalent to his car allowance in effect immediately prior to the Merger, which car allowance will continue for the remainder of the current car lease.
     6. Vacation. Executive shall accrue twenty (20) days of combined vacation/sick leave annually. Executive also shall receive three (3) personal days each year. Executive shall have the right to carry over unused vacation from any one-year period to any other subsequent one-year period.
     7. Nature of Employment. Executive’s employment with the Company shall be at-will. Both Executive and the Company shall have the right to terminate the employment relationship at any time, with or without cause, and with or without advance notice.
     Jack Waterman will be appointed as a director of the Company, subject to the Company’s Board of Directors’ approval of such appointment in accordance with its nomination procedures.
     8. Severance Payments. Upon Executive’s involuntary termination by the Company of employment without Cause (as defined below), Executive shall receive a cash severance payment equal to the product of (x) the number of days that Executive is an employee of the Company, divided by 365 (provided that the foregoing ratio shall never exceed one (1)) and (y) Executive’s then-current Base Salary. Payment of such severance amounts shall be subject to standard payroll tax withholdings and deductions. In addition to the severance benefits provided above, upon Executive’s involuntary termination of employment without Cause, all of Executive’s unvested Awards shall lapse and expire, and all of Executive’s vested Awards shall remain exercisable until three months after the date of termination. No payment or acceleration of Awards shall be made pursuant to this Section 8 unless prior to or concurrent with such payment a valid release has been executed and delivered by Executive and becomes effective in accordance with Section 11 hereof. Notwithstanding the immediately preceding sentence, Executive shall not be entitled to any benefits or rights under this Section 8 if Executive also is eligible for payments and/or benefits under Section 9 hereof. Notwithstanding the above, upon Executive’s involuntary termination by the Company of his employment without Cause any transfer restrictions of the Affiliate Agreement not mandated by Rule 145 under the Securities Act of 1933, as amended, shall terminate immediately.
     9. Change in Control Payments and Acceleration. Upon Executive’s involuntary termination of employment without Cause (as defined below) or voluntary termination of employment for Good Reason, in either case within 12 months after a Change in Control, (i) the Company shall pay Executive a cash severance payment equal to the sum of Executive’s then-current Base Salary and maximum target Bonus and (ii) all of Executive’s unvested Awards shall become vested, free of restrictions and immediately exercisable for the remaining term of the relevant grant or award and (iii) any transfer restrictions not mandated by Rule 145 under the Securities Act of 1933, as amended, of the Affiliate Agreement shall terminate.
     Payment of such severance payments shall be subject to standard payroll tax withholdings and deductions.
     No payment or acceleration of Awards shall be made unless prior to or concurrent with such payment a valid release has been executed and delivered by Executive and becomes effective in accordance with Section 11 hereof.
     Executive will continue to receive the healthcare and life insurance coverages in effect on his date of termination for twenty-four (24) months after the date of termination pursuant to this Section 9 just as if he had remained an active employee of the Company, subject to Executive paying the customary employee portion of such coverages, provided that if the Company cannot continue to cover Executive under its plans, the Company will separately provide Executive with comparable coverages or pay Executive in a lump sum the costs of such coverages.
     For purposes of this Agreement, “Change in Control” shall mean the happening of any of the following events:
(i) An acquisition by any individual, entity or group (within the meaning of Section 13 (d) (3) or 14 (d) (2) of the Exchange Act) (an “Entity”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section;
(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided, further however, that any such individual whose initial assumption of office occurs as a result of or in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be so considered as a member of the Incumbent Board;
(iii) The approval by the stockholders of the Company of a merger, reorganization or consolidation or sale or other disposition of all or substantially all of the assets of the Company (each, a “Corporate Transaction”) or, if consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding however, such a Corporate Transaction pursuant to which (A) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation or other Person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries (a “Parent Company”)) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, such corporation resulting from such Corporate Transaction or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, such Parent Company) will beneficially own, directly or indirectly, 50% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Corporate Transaction, and (C) individuals who were members of the Incumbent Board will immediately after the consummation of the Corporate Transaction constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether clause (A) above is satisfied in connection with the applicable Corporate Transaction, of the Parent Company); or

(iv) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
For purposes of this Agreement, “Cause” shall mean:
(i) Executive’s conviction (including a plea of guilty or nolo contendere) of a crime involving theft, fraud, dishonesty or moral turpitude;
(ii) violation by Executive of the Company’s Code of Conduct or other material policies;
(iii) gross omission or gross dereliction of any statutory, common law or other duty of loyalty to the company or any of its affiliates; or
(iv) repeated failure to carry out the duties of Executive’s position despite specific instructions to do so.
     Executive shall not be deemed to have been terminated for “Cause” until there shall have been delivered to him written notice, not less than ten (10) days prior to the proposed termination date, specifying the basis for such termination.
     For purposes of this Agreement, Good Reason shall mean any one of the following events which occurs without Executive’s written consent: (i) any significant diminution in Executive’s title, authority or responsibility; (ii) any significant reduction in Executive’s then current total compensation from that compensation paid by the Company in the prior fiscal year or calendar year; or (iii) a change of more than fifty (50) miles from Executive’s permanent workplace without Executive’s consent.
     10. Parachute Payments. If any cash compensation payment, employee benefits or acceleration of vesting of stock options or other stock awards Executive would receive in connection with a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless Executive elects in writing a different order: reduction of cash payments; reduction of employee benefits; and cancellation of accelerated vesting of stock awards. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s stock awards unless Executive elects in writing a different order for cancellation. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment arises (if requested at that time by the Company or Executive) or at such other time as requested by the Company or Executive. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Company and Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. For the avoidance of doubt, this Section 10 does not apply to the stock option acceleration rights applicable to Executive as described under the caption “ Options Subject to Acceleration” in Section 2.3(b) of the Disclosure Letter of VitalStream Holdings, Inc. to the Merger Agreement.
     11. Release. Upon termination of Executive’s employment, unless Executive shall have executed and provided the Company with an effective release in a form reasonably satisfactory to the Company, Executive shall not receive any severance payments or benefits provided under this Agreement.
     12. Confidentiality. Executive agrees that information not generally known to the public to which he will be exposed as a result of his employment by the Company is confidential information that belongs to the Company. This includes information developed by Executive, alone or with others, or entrusted to the Company by its customers or others. The Company’s confidential information includes, without limitation, information relating to the Company’s trade secrets, research and development, inventions, know-how, software, procedures, accounting, marketing, sales, creative and marketing strategies, employee salaries and compensation, and the identities of customers and active prospects to the extent not publicly disclosed (collectively, “Confidential Information”). Executive will hold the Company’s Confidential Information in strict confidence, and not disclose or use it except as authorized by the Company and for the Company’s benefit.
     Executive further acknowledges and agrees that in order to enable the Company to perform services for its customers or clients, such customers or clients may furnish to the Company certain Confidential Information, that the goodwill afforded to the Company depends upon the Company and its employees preserving the confidentiality of such information, and that such information shall be treated as Confidential Information of the Company for all purposes under this Agreement.
     14. No Restrictions. Executive represents to the Company that he has not executed or is not bound by any non-competition covenant or non-solicitation covenant or any other undertaking similar to either of the foregoing that would prevent him from performing the duties and responsibilities of the position set forth in Section 1 of this Agreement.
     15. General Provisions. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors, assigns, heirs, executors, administrators, except that Executive may not assign any of his duties hereunder and Executive may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.
     This Agreement, together with the Exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to the subject matter hereof. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises or representations.
     This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Any invalid or unenforceable provision shall be modified so as to be rendered valid and enforceable in a manner consistent with the intent of the Parties insofar as possible.
     A failure of Executive or the Company to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     From and after the Effective Date, this Agreement shall supersede any employment, severance, change of control or other agreement, whether oral or written, between the Parties with respect to the subject matter hereof (other than arrangements effected under compensation plans generally applicable to other senior executive officers of the Company). For the avoidance of doubt, this Agreement does not supersede the stock option acceleration rights applicable to Executive as described under the caption “ Options Subject to Acceleration” in Section 2.3(b) of the Disclosure Letter of VitalStream Holdings, Inc. to the Merger Agreement.

     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     Executive hereby agrees to execute the Affiliate Agreement attached as Exhibit A to the Merger Agreement, in the form applicable to him.

     IN WITNESS WHEREOF, the Parties have executed this Agreement effective as of the day and year first above written.

INTERNAP NETWORK SERVICES CORPORATION		JACK WATERMAN

By:	/s/ James P. DeBlasio	/s/ Jack Waterman
Name:	James P. DeBlasio
Title:	President and Chief Executive Officer